EXHIBIT 23

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Green Meadows Products, Inc. on Amendment No. 7 to Form S-1 of our Report of Independent Registered Public Accounting Firm, dated September 24, 2014 and December 4, 2014 on the balance sheets of Green Meadows Products, Inc. as of June 30, 2014 and 2013 and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended which appear in such Registration Statement.

We also consent to the references to us under the headings "Experts" in such Registration Statement.

 Very truly yours,

Cutler & Co. LLC

Wheat Ridge, (formerly Arvada), Colorado

April 2, 2015